Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Equinix, Inc. of our report dated February 25, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the heading “Experts” and “Selected Historical Financial Data” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Tampa, Florida

November 25, 2009